EXHIBIT 99.1

Company Contact: PhotoMedex, Inc Dennis McGrath, CEO (215) 619-3287 info@photomedex.com	Investor Contacts: Lippert/Heilshorn & Associates, Inc. KimSuttonGolodetz(Kgolodetz@lhai.com) (212) 838-3777 Bruce Voss (Bvoss@lhai.com) (310) 691-7100

PHOTOMEDEX APPOINTS JAMES SIGHT AND PAUL DENBY
TO THE BOARD OF DIRECTORS

MONTGOMERYVILLE, Pa., June 1, 2010 – PhotoMedex, Inc. (Nasdaq: PHMD) announced today the appointment of James W. Sight and Paul J. Denby to its Board of Directors.

Mr. Sight will serve as Vice Chairman of the Board of PhotoMedex.   Mr. Sight, an investor serving on the board of directors of various other public companies, has over 20 years of experience in corporate restructurings and financings. He currently serves in the office of the President of Feldman Mall Properties, Inc., a real estate investment trust formerly listed on the New York Stock Exchange.

Mr. Denby has over 30 years of experience, through Denby Enterprises, Inc., in the professional hair care industry. He has represented over 100 companies covering a gamut of professional appliances, cosmetics, and skincare products. Mr. Denby has served some of the largest beauty companies in the industry, in such capacities as: sales manager and direct agent in marketing, merchandising, positioning and promoting their products.

Messrs. Sight and Denby participated in the private and public equity raises for PhotoMedex over the last 7 months.  Between them, they hold 13.7% of the Company’s outstanding shares.

Dennis McGrath, PhotoMedex’s CEO, said, “The Board unanimously and enthusiastically concurs that Jim Sight and Paul Denby are excellent additions, bringing a wealth of experience and insight to the Board.”

About PhotoMedex
PhotoMedex is a Global Skin Health Solutions™ company that provides integrated disease management and aesthetic solutions through complementary laser and light-based devices, pharmaceuticals and cosmeceuticals.  We are a leader in the development, manufacturing and global marketing of dermatology products and techniques focused on advancing cost-effective technologies that provide patients with better outcomes and a higher quality of life.  The diseases and conditions we address include psoriasis, vitiligo, acne, actinic keratosis and sun damage.  Medical devices include the XTRAC® Excimer Laser for the treatment of psoriasis and vitiligo and the Omnilux™ non-laser Light Emitting Diodes (LED) for the treatment of clinical and aesthetic dermatological conditions including acne, photodamage, skin rejuvenation and wound healing.  PhotoMedex also develops and markets products based on DNA Repair and its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. For more information, visit www.photomedex.com.